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                                                                       EXHIBIT 5

                        [Dorsey & Whitney LLP Letterhead]

                              September 18, 1998


Diametrics Medical, Inc.
2658 Patton Road
Roseville, Minnesota 55113

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Diametrics Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 3,726,192 shares (the "Shares") of common stock of the Company, par value $.01 per share ("Common Stock"), of which all such Shares may be sold from time to time by the Selling Shareholders named in the Registration Statement, on the NASDAQ National Market or otherwise, directly or through underwriters, brokers or dealers. Certain of the Shares may be issued upon the exercise of warrants to purchase Common Stock (the "Warrant Shares"), or issued upon conversion of convertible senior secured fixed rate notes (the "Note Shares"), as more fully described in the Registration Statement.

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders pursuant to the Registration Statement that are currently issued have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable. Furthermore, we are of the opinion that the Warrant Shares and the Note Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the warrants and notes under which the Warrant Shares and Note Shares are to be issued, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of Shares" in the Prospectus constituting part of the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Dorsey & Whitney LLP


KLC